Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 6, 2021 appearing in the entity’s Annual Report on Form 10-K/A, relating to the financial statements of Tortoise Acquisition Corp. II, as of December 31, 2020 for the period from July 24, 2020 (inception) through December 31, 2020.

/s/ WithumSmith+Brown, PC

New York, New York
November 1, 2021